Exhibit 99.B(p)(15)

Section II

Investment Adviser Code of Ethics

Section II. A.

Scope of Code of Ethics

This Code of Ethics encompasses the following areas:

•                  Code of Ethics Statement

•                  Insider Information

•                  Personal Securities Transactions

•                  Gifts and Entertainment.

Section II.B.

Code of Ethics Statement

1.                                      Code of Ethics—Policy Considerations

a.             It is the policy of Nomura Corporate Research and Asset Management Inc. (“NCRAM”) that its investment advisory services and all related activities and the activities of all advisory employees comply fully with the provisions of the Advisers Act and the rules and regulations thereunder, and other applicable federal and state laws.

b.             NCRAM has a fiduciary duty to its clients.  It is of great importance that our clients never have reason to doubt their decision to place their faith and confidence in us.  Any action that can cause that decision to be questioned jeopardizes the future of NCRAM and everyone employed by the firm.  If you are aware of any activities that you believe may be in violation of the law or the policies contained in this manual, it is your responsibility to pass this information on to your supervisor or the Chief Compliance Officer, in confidence and without fear of retaliation.

c.             The Firm expects that employees will follow fundamental principles of ethical conduct that include openness, integrity, honesty and trust.

2.                                      Standard of Business Conduct

•                  The interests of the clients must always come first.

•                  Opinions, advice and recommendations to clients must always be supported by research and reasonable judgment.

•                  Principles of good business practice and just and equitable principles of trade must be observed.

•                  All securities laws, rules and regulations there under and company policies must be complied with.  When in doubt consult the Compliance Department.

3.                                      Confidentiality

•                  Information about former and current client accounts is confidential and may not be disclosed without permission or proper authority.

•                  No employee should discuss with or otherwise inform others of any actual or contemplated security transaction by a client or NCRAM, except in the performance of employment duties for the benefit of the client.

•                  No employee should release information to dealers or brokers or others (except to those concerned with the transaction) as to any investment portfolio changes, proposed or in process, except upon the completion of such changes, or in conjunction with a regular report to a client.  (See Exhibit II.B.-1 for additional procedures regarding confidentiality). (Added May 14, 2004)

4.                                      Conflicts of Interest

•                  The Firm has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients.  The Firm seeks to comply with this duty by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client.

•                  Personal investment actions must never be permitted to influence advice given to clients.

•                  If any employee is aware of a personal interest that is, or might be, in conflict with those of a client, that employee should disclose the situation or transaction and the nature of the conflict to a supervisor or the Compliance Department.

•                  Employees should follow the guidelines stated in the Gifts and Entertainment policy.

5.                                      Supervision

Supervisors play a special role in the investment advisory industry because they have a responsibility to verify that legal standards are maintained.  Supervisors must, therefore, lead by example and must respond immediately to evidence of legal violations.

6.                                      Receipt of Code of Ethics and Written Acknowledgment

Advisory employees will be provided with this Code of Ethics and any amendments and will be asked to acknowledge, in writing to the Compliance Department, receipt of the Code of Ethics and any amendments.

7.                                      17j-1 Code of Ethics

NCRAM acts as investment manager to a U.S. registered investment company and is required to adopt a code of ethics pursuant to Rule 17j-1 under the Investment Company Act of 1940.  See Exhibit II.B-2 Rule 17j-1 Code of Ethics.

8.                                      Report of Violations

Any advisory employee who becomes aware of any violations of this Code of Ethics must report such violations promptly to the Chief Compliance Officer, in confidence and without fear of retaliation.

9.                                      Persons Covered by this Code of Ethics

All officers, directors and employees of NCRAM are covered by this Code of Ethics.  In addition, the following categories of persons are also covered:

•                  Temporary workers

•                  Consultants

•                  Contractors

•                  Employees of affiliates who have access to information regarding portfolio holdings and trades

•                  Others designated by the CCO

10. Off-Site Board Members

Off-site board members are not subject to the requirement to have personal securities transactions pre-approved by NCRAM unless they have access to nonpublic information regarding any of NCRAMs clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any client of NCRAM, or who in involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.  Off-site board members are not required to report gifts and entertainment unless provided or received in connection with the duties of the individual as a board member of NCRAM.  Off-site board members located in Japan are subject to the employee personal securities transactions policies and procedures applicable to the business unit in which they are employed.  (Added July 2005)

Section II.C.

Safeguarding Confidential and Proprietary Information

1.                                      NHA Policy Statement

In the course of its business, NHA and its employees may receive information of a confidential nature pertaining to NHA, its parent company and affiliates, and their clients.  Confidential information is an asset of the NHA to be safeguarded, and it is a fundamental duty of each employee to refrain from using any such information for personal benefit.  Trading in securities (including securities issued by Nomura or NHA) for a proprietary account, a customer account, an employee or employee-related account or for any other account on the basis of confidential information is prohibited.  To break a confidence or to use confidential information improperly or carelessly is a violation of NHA’s policy and may violate the federal securities laws and SEC rules.  The Compliance Department monitors compliance with these policies and procedures, and the Firm will take appropriate action to redress violations, which may include termination of a person’s employment.  In certain cases, breaches of these policies and procedures may be reported to the SEC or other regulatory authorities where necessary.

An intentional violation of the federal securities laws that prohibit trading on the basis of confidential information is a criminal offense and subjects the violator to fines and imprisonment.

Questions on this topic should be directed to the Compliance or Legal departments.

FOR ADDITIONAL GUIDANCE REGARDING THE SAFEGUARDING OF CONFIDENTIAL AND PROPRIETARY INFORMATION, PLEASE REFER TO CHAPTER IV OF THE NOMURA HOLDING AMERICA INC. COMPLIANCE POLICY MANUAL

2.                                      NCRAM Information Barrier Procedures

Section 204A of the Advisers Act requires registered investment advisers to establish, maintain and enforce written policies to prevent the misuse of material, non-public information by the adviser and its associated persons.

Accordingly, in addition to the Information Barrier Procedures of NHA referenced above and set forth in the NHA Compliance Policy Manual, the following additional Information Barrier policies and procedures apply specifically to NCRAM and to NCRAM employees:

1.                                       Receipt of Material Non-Public Information in the Ordinary Course of Business.

NCRAM’s asset management business currently consists of three principal portfolio groups:  high yield corporate bonds, emerging market debt, and leveraged loans.  NCRAM’s leveraged loan portfolio group (the “Loan Group”) considers investment opportunities in leveraged loans for the portfolios of certain advisory clients of NCRAM, and in the ordinary course of considering such investments, or of monitoring such investments after they have been made, the Loan Group frequently comes into possession of material non-public information regarding the companies which have borrowed under such loans.  Many of such companies have also issued publicly traded equity or debt securities.

Such non-public information is provided to NCRAM’s Loan Group under contractual restrictions which impose confidentiality undertakings upon NCRAM and its personnel and which limit the use of the non-public information to investment activities pertaining to the company’s leveraged loans.  Therefore, use by NCRAM or any of its employees of such restricted, confidential information for portfolio trading activity in investments other than leveraged loans, or for personal trading activity of any kind, may violate such contractual restrictions and expose both NCRAM and its employees to civil liability for breach of contract.

As indicated above, many of the companies that seek to access capital in the leveraged loan market also have outstanding publicly traded equity or debt securities.  Use by NCRAM or any of its employees of material, non-public information regarding an issuer of publicly traded securities for portfolio trading activity in investments other than leveraged loans, or for personal trading of any kind, may violate federal and state securities laws and expose both NCRAM and its employees to both civil and criminal liabilities, including fines, suspension of business activities, and imprisonment.

MISUSE BY NCRAM OR NCRAM EMPLOYEES OF CONFIDENTIAL OR MATERIAL NON-PUBLIC INFORMATION OBTAINED IN CONNECTION WITH NCRAM’S LEVERAGED LOAN ASSET MANAGEMENT BUSINESS VIOLATES NCRAM POLICY AND MAY VIOLATE BOTH FEDERAL AND STATE SECURITIES LAWS AND PRIVATE CONTRACTUAL UNDERTAKINGS.

2.                                      Information Barrier Procedures.

NCRAM’s Information Barrier Procedures are designed to preserve the confidentiality of material non-public information received in connection with NCRAM’s leveraged loan asset management business, and to prevent the misuse of such information by NCRAM employees.  These procedures supplement, but do not supersede, the NHA’s Information Barrier Procedures set forth in the NHA Compliance Policy Manual.  Any uncertainty as to the application of the NCRAM Information Barrier Procedures or of the NHA Information Barrier Procedures should be resolved in consultation with appropriate compliance or legal personnel and/or with personnel (“Barrier Monitors”) specifically assigned to monitor communications relating to these procedures.

Confidential information obtained by NCRAM in connection with its leveraged loan asset management business is routed from external sources, such as dealers and syndication agents to designated addressees within NCRAM’s Loan Group generally by electronic means.    Hard copies are maintained only within the Loan Group office area.  Access to such information is controlled by the Loan Portfolio Managers and is limited to members of the Loan Group and to high yield bond credit analysts under the limited circumstances described below.  Copies of all confidentiality undertakings agreed to by the Loan Group are maintained by the Loan Group.  Additionally, the names of companies as to which confidential information has been received are forwarded immediately upon receipt, to both NCRAM’s Chief Compliance Officer and any Barrier Monitor assigned to the Loan Group and/or High Yield Corporate Bond Group.

Apart from the foregoing specific document handling measures, additional steps are taken to minimize the possibility of an inadvertent disclosure of confidential information to NCRAM employees who do not have a need for access to such information.  The Loan Group investment personnel, together with their secretarial and operational support staff, are physically separated from the office areas of all other NCRAM investment personnel.  Other than behind closed doors, Loan Group personnel do not use speakers when discussing confidential information by phone.  Loan Group personnel are prevented by technical barriers from using Nomura’s e-mail server to e-mail members of the High Yield Corporate Bond Group.  Only Loan Group personnel are provided direct access to third-party databases containing unprotected confidential information (although Loan Group administrative personnel may deliver to the High Yield Corporate Bond Group hard copies of any public, non-confidential information available through these databases, provided such delivery is made without commentary and only at the request of the High Yield Corporate Bond Group personnel).

Additionally, and for the same purpose, professional interaction between Loan Group personnel and High Yield Corporate Bond Group personnel is limited.  Business meetings attended by High Yield Corporate Bond Group personnel at which market, issuer or other investment matters are discussed are closed to Loan Group personnel unless the Loan Group personnel either (a) participate only as silent observers or (b) a Barrier Monitor (or compliance or legal personnel) informed of the duties expected of him or her at the meeting is also in attendance to ensure that participation by the Loan Group relates solely to publicly available information.  Case-by-case exceptions to this general rule may be agreed upon in advance between the Loan Portfolio Managers and the Compliance Department, with approvals of exceptions required to be in writing and required to briefly record the grounds supporting the exception.  The terms of any approved exception (which must be provided by the Loan Portfolio Managers to the relevant Barrier Monitor(s) in writing prior to reliance thereon) will be limited by reference to the expected topic of the meeting(s), the expected participants and the recurring or non-recurring nature of the meeting(s), and the relevant Barrier Monitor(s) will maintain reasonable records of the terms of each such exception. Generally, no exception will be agreed upon that does not provide for a copy of the meeting’s agenda to be reviewed and approved in advance by the Asset Management Compliance Department (for the avoidance of doubt, such an agenda may include items of business, discussion topics or specific questions suggested by the Loan Group only if those matters are approved by the `Compliance Department before their discussion with or transmittal to the High Yield Corporate Bond Group).

A limited exception to the rules set out in the prior paragraph that does not require written preapproval is participation in issuer “road shows”.  Both Loan Group and High Yield Corporate Bond Group personnel may attend and participate at such road shows.  Loan Group personnel may not, however, report information learned at a road show to High Yield Corporate Bond

Group personnel.  Care must be taken in these circumstances to avoid revealing to High Yield Corporate Bond Group personnel any confidential information known to Loan Group personnel either by direct statements, tone of voice, facial expression or other “signaling” behavior.

Unscheduled professional interaction between Loan Group personnel and High Yield Corporate Bond Group personnel outside the context of a business meeting is limited as well.  Should such interactions occur at which market, issuer or other investment matters are discussed, they must be initiated by High Yield Corporate Bond Group personnel, and Loan Group personnel may participate only as silent observers.  Loan Group personnel may initiate such interactions only with the case-by-case consent of a Loan Portfolio Manager and only if a Barrier Monitor (or compliance or legal personnel) informed of the duties expected of him or her during the course of the interaction is also in attendance to ensure that participation by the Loan Group relates solely to publicly available information.

Special rules apply to certain classes of information that, while not material non public information, are nonetheless deemed sensitive, as follows:

•                  Information about Loan Group holdings or purchase or sale recommendations or decisions is considered confidential information that may not be transmitted to the High Yield Corporate Bond Group (except that such holdings information may be transmitted on a quarterly basis to support the High Yield Corporate Bond Group’s “Quarterly Portfolio Review”, subject to at least a seven-day lag period).

•                  Information about pricing of securities relied on by the Loan Group – even if publicly available – is considered confidential information that may not be transmitted to the High Yield Corporate Bond Group (except that information about pricing sources relied on the Loan Group may be so transmitted from time to time by members of the Loan Group’s operational staff).

•                  Information about the investment criteria required by the Loan Group for those portions of their portfolios that are invested in publicly offered debt securities (“public CLO holdings”) may be transmitted to the High Yield Corporate Bond Group on a schedule no more frequently than weekly, only under the supervision of the Asset Management Compliance Department and only to High Yield Corporate Bond Group personnel responsible for the investment decisions related to the public CLO holdings, who shall exercise due care in limiting further transmittal of this information to their supporting traders, analysts and others on a “need to know” basis.

The exceptions outlined above to the general limitations on professional interactions between Loan Group and High Yield Corporate Bond Group personnel specifically do not contemplate transmittal of confidential information.  To the contrary, Loan Group personnel engaging in such interactions must refrain at all times from revealing such information either by direct statements, tone of voice, facial expression or other “signaling” behavior.  Notwithstanding the presence of a Barrier Monitor or similar personnel, each member of the Loan Group is personally responsible for his or her own conduct during the course of such interactions.

3.                                      Transmittal of Confidential Information to the High Yield Corporate Bond Group.

Transmittal of confidential information from the Loan Group to members of the High Yield Corporate Bond Group is prohibited, subject to such case-by-case exceptions as may be agreed upon in advance between the Loan Portfolio Managers and Nomura’s Compliance Department, with approvals of exceptions required to be in writing and required to briefly record the grounds supporting the exception.  The terms of any approved exception (which must be provided by the Loan Portfolio Managers to the relevant Barrier Monitor(s) in writing prior to reliance thereon) will be limited by reference to the expected nature of the information transmitted, the issuer involved and the authorized recipients of the information.  Any exception additionally will require that the communication be subject to the direct control and supervision of the Senior Loan Portfolio Manager.  The relevant Loan Portfolio Manager(s).  Accordingly, the relevant Loan Portfolio Manager(s) will advise any member of the High Yield Corporate Bond Group receiving such information that he or she (i.e., the recipient) becomes, immediately upon receipt of the same, fully responsible for observing all NCRAM policies and procedures set forth herein for the preservation of confidential information and for the avoidance of its misuse.  Among other matters, this means the recipient’s treatment of the confidential information received is subject in full to the Nomura Group’s Information Barrier Procedures set forth in the NCRAM Compliance Manual.

Among the case-by-case exceptions that may be agreed upon are exceptions for circumstances in which the borrower under consideration for investment by the Loan Group does not have any outstanding publicly traded debt or equity securities.  If an exception is approved, however, although the High Yield Corporate Bond Group may invest in the leveraged loans of such issuer, the High Yield Corporate Bond Group is precluded from investing in subsequent public securities issues of such borrower unless and until the a Loan Portfolio Manager has made a written determination, in consultation with either the Compliance Department or legal personnel, that the material non public information shared with the analyst is either no longer material or no longer non-public.  A Barrier Monitor assigned to the Loan Group, promptly upon receiving notice of such an exception, will liaise with such other parities as may be necessary to ensure Nomura does not invest in t publicly traded securities of the particular borrower (such parties are expected to include both investment personnel and compliance or legal personnel, as well as any counterpart Barrier Monitors assigned to other Nomura investment groups).

Notwithstanding the broad prohibition established by the first paragraph of this Section 3 and the various procedures outlined herein, it is understood that instances of inadvertent transmission of confidential information from the Loan Group to the High Yield Corporate Bond Group may occur from time to time.  The person who discovers such an instance of inadvertent transmission (who often will be the person who made or received the transmission) will, immediately upon discovery, report the transmission in writing to the Asset Management Compliance Department (together with any Barrier Monitor assigned to the Loan Group and/or High Yield Corporate Bond Group).  The report will include, at a minimum, the names of the NCRAM personnel involved, the name of the issuer, the date of the transmission and the nature of the information inadvertently transmitted.

4.                                      Compliance Oversight of the Information Barrier Procedures.

As indicated above, the Loan Group will notify the Chief Compliance Officer (together with any Barrier Monitor assigned to the Loan Group) in writing of the names of the companies as to which confidential information has been received, immediately upon receipt of any such information.   The Chief Compliance Officer shall maintain a list, designated the “Monitoring List”, of the names of all companies in respect of which the Loan Group has received confidential information.  Once a name has been entered on this list, the names shall be maintained on the list until the Loan Portfolio Manager, taking into account all appropriate facts and circumstances, advises the Chief Compliance Officer (together with any Barrier Monitor assigned to the Loan Group) in writing that the Loan Group no longer holds material, non public information regarding such company.  The Compliance Department will provide the Loan Portfolio Managers with the Monitoring List on a monthly basis to allow the Loan Portfolio Managers to give the advice contemplated by the preceding sentence.  As a general matter, it will be presumed that a name should continue to be maintained on the Monitoring List if leveraged loans of the issuer are still held by the Loan Group or the information is less than one year old.

Also as indicated above, the Compliance Department may receive reports of inadvertent transmission of confidential information from the Loan Group to the High Yield Corporate Bond Group.  Promptly upon receipt of any such report, the Compliance Department will record details of the report in a list designated as the “Inadvertent Transmission Log.”  The names of issuers included in the Inadvertent Transmission Log will, by their nature, represent a subset of the Monitoring List.

The Compliance Department shall input all names on the Monitoring List into the Watch List maintained by NHA pursuant to the Watch List procedures set forth in the NSI Compliance Manual.  The NCRAM Personal Securities Transactions Policies and Procedures prohibit NCRAM employees from conducting personal trades in securities issued by loan issuers included on the Monitoring List.

In addition, the Compliance Department shall refer to the Monitoring List as appropriate in determining whether to approve pre-clearance for personal trading requests submitted by NCRAM employees in accordance with the NCRAM Personal Securities Transactions Policies and Procedures, as amended in connection with the adoption by NCRAM of its Information Barrier Policies and Procedures.

The Compliance Department shall periodically monitor portfolio trades by the High Yield Corporate Bond Portfolio Group on a post trade basis with reference to the Monitoring List.  If an issuer named on the Monitoring List has been traded by this portfolio group, the Compliance Department will review the facts and circumstances of the trade and take any action he deems necessary, including reversing the trade.  Additional scrutiny will focus on trades in issuers included in the Inadvertent Transmission Log.

The Compliance Department shall include the NCRAM Information Barrier Policies and Procedures within the matters periodically addressed by the compliance department during training sessions of NCRAM employees.  These sessions will specifically include instruction on the nature of these policies and procedures, and their application to typical scenarios that the employees may encounter.

Employees will acknowledge compliance with these procedures as part of the Nomura Annual Attestation.

The Compliance Department will conduct periodic reviews and evaluations of these Information Barrier Policies and Procedures to determine whether they continue to operate reasonably to prevent the misuse of material, non-public information by NCRAM personnel.

Exhibit II.C.-1

Information Barrier Communication Guidelines for Loan Group and High Yield

Corporate Bond Group Personnel

Contact for further information: Chief Compliance Officer

Communication Guidelines for Loan Group and High Yield Corporate Bond Group Personnel

These Guidelines are Important; Review Them Carefully

These guidelines are provided only as a summary of NCRAM Policy and are not intended to be a comprehensive discussion of applicable rules.  For detailed information on this and other compliance issues, employees should consult the Compliance Manual or compliance personnel.

RULES FOR COMMUNICATIONS BETWEEN THE LOAN GROUP AND HYCB GROUP

•      General Principles – Confidential information obtained by the Loan Group in connection with its leveraged loan asset management business is sensitive and may be used only for the purpose for which its receipt by the Loan Group was intended.  Subject to limited exceptions, this information may not be transmitted to the HYCB Group.  These principles apply to direct statements and delivery of actual data, as well as more subtle passing of  information that can be “signaled” by tone of voice, facial expression or similar means.

•      The Wall – To preserve the confidentiality of confidential information obtained by the Loan Group, the Loan Group is physically separated from all other NCRAM investment groups.  Additionally, professional interactions between Loan Group and HYCB Group personnel are closely limited and frequently occur only in the presence of a Barrier Monitor.  Loan Group personnel may not initiate contacts with the HYCB Group except under the conditions set out below.

MEETINGS BETWEEN THE GROUPS

Q        May Loan Group and HYCB Group personnel attend Monday Meetings or other Morning Meetings  together?

A                        Yes.  This is an exception to the general limits on professional interaction between the Groups.  However, Loan Group personnel may participate only as silent observers.  Limited additional flexibility is available in the case of Monday Meetings at which a Barrier Monitor is present.  In those cases, Loan Group personnel may participate directly, provided they discuss only matters not related to specific issuers (e.g., only general market commentary is permissible) and remain silent if issuer-specific matters come up.

Q                       May Loan Group and HYCB Group personnel attend ad hoc Credit Review Meetings or Wednesday Portfolio Manager Meetings together?

A                        Yes.  These are both exceptions to the general limits on professional interaction between the Groups, provided, however, that a Barrier Monitor must be present unless a specific, one-time exception to that requirement was requested and granted.  (The Compliance Department will not grant such exceptions unless a written agenda for the meeting is prepared and cleared with the Compliance Department in advance.)  In all cases, Loan Group personnel may discuss only matters not related to specific issuers (e.g., only general market commentary is permissible) and must remain silent if issuer-specific matters come up.

When an agenda approved by the Compliance Department is used because a Barrier Monitor could not be present, discussion must be limited to the matters set out on the agenda.  In addition, neither Group’s personnel may ask issuer-specific questions directed at personnel of the other Group except for those pre-approved as part of the agenda.  Such questions must be posed in writing and may not be subject to ad hoc follow-up inquiries.

Q        May Loan Group and HYCB Group personnel attend Quarterly Portfolio Review Meetings together?

A                        Yes.  This is another exception to the general limits on professional interaction between the Groups.  At these meetings, Loan Group personnel may ask questions only in regard to general industry and market matters and, provided a Barrier Monitor is present, HYCB personnel may volunteer issuer-specific references in their answers.  However, Loan Group personnel may participate only as silent observers during issuer discussions.

As above, when an agenda approved by the Compliance Department is used because a Barrier Monitor could not be present, discussion must be limited to the matters set out on the agenda, neither Group’s personnel may ask issuer-specific questions directed at personnel of the other Group except for those pre-approved as part of the agenda, and such questions must be posed in writing and may not be subject to ad hoc follow-up inquiries.

Q        Do these rules apply to “road shows” attended by both Loan Group and HYCB Group  personnel?

A                        Only in part.  Loan Group personnel may attend road shows with HYCB Group personnel without a Barrier Monitor present or an agenda cleared by the Compliance Department.  Loan Group personnel also may ask questions of the issuer in the presence of the HYCB Group personnel, but must take care not to reveal or signal confidential information in doing so.  Loan Group personnel may not discuss with HYCB Group personnel information obtained from a road show, whether or not HYCB Group personnel had attended.

LESS FORMAL INTERACTIONS (“WHAT IF IT’S NOT A ‘MEETING’?”)

Q                       What about interaction outside a “meeting”?  What if it is just one or a few people from each Group talking to each other on an unscheduled basis?

A                        Special rules still apply if any market, issuer or other investment matters are discussed. First, discussion of market, issuer or other investment matters must be initiated only by HYCB Group personnel.  Second, Loan Group personnel must remain silent if these matters come up.  A limited exception to these rules applies to interactions approved by a Loan Group Portfolio Manager at which a Barrier Monitor is present.  Only then may Loan Group personnel initiate or speak on topics related to market or other investment matters.

SPECIAL CLASSES OF INFORMATION DEEMED SENSITIVE

Q                       Is information about Loan Group holdings or purchase or sale recommendations or decisions sensitive?  Do special rules apply?

A                        Yes.  This information is considered confidential information and may not be transmitted to the HYCB Group.   An exception to that rule is that holdings information (but not purchase or sale information) may be transmitted not more frequently than quarterly to support the Loan Group’s Quarterly Portfolio Review, if the information is at least seven days old when transmitted.

Q        Is information about pricing sources used by the Loan Group considered sensitive?  Do special rules apply?

A                        Yes.  This information – even if publicly available – is considered confidential information : and may not be transmitted to the HYCB Group.  An exception to that rule is that information about pricing sources relied on by the Loan Group may be transmitted from time to time, at the specific request of HYCB Group personnel, by members of the Loan

Group’s operational staff.  Additional pricing source information requests may be directed only to the Loan Group’s operational staff.

Q                       Is information about the investment criteria required by the Loan Group for public debt holdings in loan accounts sensitive?  Do special rules apply?

A                        Yes.  This information is considered confidential information and may not be transmitted to the HYCB Group.  An exception to that rule is that, under the supervision of the Compliance Department, such criteria may be transmitted no more frequently than weekly to HYCB Group personnel responsible for the investment decisions related to these public debt holdings.  Those personnel must exercise due care in limiting further transmittal of this information to their supporting traders, analysts and others only on a “need to know” basis.

INADVERTENT TRANSMITTAL OF CONFIDENTIAL INFORMATION

Q        What do I do if I inadvertently transmit confidential information to the HYCB Group (or if I know someone else did)?

A                        Your goal is to quickly stop the spread of the information.  If you are aware of the inadvertent transmission of confidential information, you must immediately notify the Compliance Department and any Barrier Monitor assigned to the Loan Group or HYCB Group.  These personnel will tell you what to do next.  Do not discuss inadvertent transmission with anyone – even a supervisor – unless these personnel tell you it is OK to do so.

GOING PRIVATE

Q        What if the firm “goes private” in an issuer?

A                        From time to time, the firm may decide to go private in an issuer such that both the Loan Group and the HYCB Group may invest in the issuer’s leveraged loans.  This will happen only if the Chief Investment Officer and the Compliance Department jointly decide that sharing confidential information as to that issuer is OK.  You will be told of special rules that will apply in these cases.  The most important rules, though, are that in those cases (a) everyone is responsible for preserving the confidentiality of information held by the firm as to that issuer, and (b) the firm may not invest in public securities of that issuer until the Compliance Department advises that the firm no longer holds confidential information relating to the issuer.

Section II.D.

Employee Investments and Outside Business Activities

1.                                      NHA Employee Investment Policy

NHA has established an Employee Investment Policy (the “EIP”) that applies to all officers, directors and employees of its business units (hereinafter “employees”).  The EIP encompasses the personal investment activities of employees and certain of their related persons.  While mindful of the importance of allowing employees to avail themselves of advantageous investment opportunities in the global capital markets, Nomura’s prominent investment banking and financial services businesses necessitate that reasonable limitations be placed on employees’ personal investment practices.  The policies represent minimum standards applicable to U.S. – based employees.  Departmental managers are authorized to impose further limitations, where appropriate, with prior clearance from the Compliance Department.

PLEASE REFER TO CHAPTER VI. OF THE NOMURA HOLDING AMERICA INC. COMPLIANCE POLICY MANUAL FOR INFORMATION REGARDING THE PROCEDURES CONTAINED IN THE EIP.

2.             NCRAM Personal Securities Transactions Policies and Procedures

In addition to the Employee Investment Policy and related procedures contained in the Nomura Holding America Inc. Compliance Policy Manual, the following additional personal securities trading policies and procedures apply specifically to NCRAM employees:

1.                                       Pre-Trade Approval of Personal Securities Transactions

NCRAM has adopted internal, pre-approval procedures.  All personal securities transactions, except index-related equities and options, open-end mutual funds, municipal securities, exchange-traded funds, closed end funds and U.S. government securities for NCRAM employees must be pre-approved by Mr. Levine or Mr. Crall (“Supervisors”).  Mr. Levine’s personal trades will be pre-approved by Mr. David Crall and vice versa.

Employees must obtain pre-approval for public and private securities investments(1) and outside business activities.(2)  (See Private Securities Transactions Questionnaire Form CPM-2

(1) “Private securities investments” include, but are not limited to, investments in limited partnerships, any investment in shares of a non-public company, or directly or indirectly having a financial interest in a privately-owned organization.

(2) “Outside business activities” include, but are not limited to, any employment or compensation by any person or organization other than Nomura, ownership in a franchise or any other business, service as a consultant, or service as an officer or member of any board of directors.

and Outside Business Questionnaire Form CPM-3 contained in the NHA Compliance Policy Manual).  Employees may be asked by the Compliance Department to provide supporting documentation regarding such investments or business activities.

2.                                       Prohibited Transactions and Activities

a.               NCRAM employees are prohibited from purchasing or selling high yield corporate and emerging markets fixed-income securities, leveraged loan investments (“Portfolio Securities”), and affiliated mutual funds (e.g., SEI High Yield Bond Fund) unless an exception is approved in writing, in advance, by Mr. Levine.   If an exception is granted, the employee may not purchase or sell such Portfolio Securities within 7 calendar days before and after managed accounts purchase or sell the same Portfolio Securities.

b.              Personal trades in equity securities will not be permitted if the Hedge Fund (or any account) holds or has a current intention to make a trade in an equity security of the same issuer.  (Equity securities include equity equivalents, such as securities convertible into equity, options, warrants, etc.).  If the Hedge Fund does take a position in an equity security after an employee already holds a position, an employee request to close or reduce his position will be approved if the Hedge Fund has no current intention to make a trade in the equities of that issuer.  (The 30 day hold rule also applies).

c.               NCRAM employees are prohibited from trading in the securities of issuers on the NCRAM Monitoring List, unless it is a long sale of an existing position and there are no other factors that would prohibit the trade.  The Monitoring List contains the names of issuers which the Leveraged Loan group possesses non-public information.  (Updated 7/30/04).

d.              Supervisors retain the discretion to grant or withhold approval for employees to trade securities for their own accounts.  NCRAM employees may be prohibited from purchasing or selling securities if, in the view of a supervisor, such trading presents an actual or apparent conflict of interest.

e.               NCRAM employees are prohibited from acquiring any security distributed in an initial public offering of equity securities.

f.                 Portfolio managers and analysts may not serve as directors for any public companies, absent express prior authorization from Mr. Levine or his designee.

Exhibit II.D.-1

Employee Personal Trade
Pre-Approval Form

Nomura Corporate Research and Asset Management Inc.

(revised 7/1/05)

NCRAM EMPLOYEE PERSONAL TRADE PRE-APPROVAL FORM

Employee Name:	Trade Date :

Employee Signature:	Broker:

PROPOSED TRADES

Name of Security
Commodity or			Approx.	Buy, Sell, or Selling Short
Futures Contract	Symbol	Quantity *	Price	(“B” or “S” or “SS”)	Comments

My Signature below confirms that:

1.

I, the Employee, am not in possession of any material non-public information concerning the security, commodity or future I propose to buy or sell, nor know of any intention by the Firm or a client to place any orders in any such security, commodity, or future. Further, I am not aware of any unexecuted Firm or client orders pertaining to the foregoing, nor for any related securities therein.

2.

I am not aware of the impending issuance of a research report about or related to (i) the issuer of any subject security Employee is hereby seeking approval to trade, or a recommendation or a change in recommendation about such issuer, or (ii) a commodity or future Employee is hereby seeking approval to trade.

3.	All liquidations relate to positions held for a minimum of 30 days.
4.	The proposed transaction must be effected the day on which approval is given (except for new issues).
5.	The proposed transaction(s) is not a new public issue of equity securities.
6.

The proposed transaction(s) does involve any issue on Nomura’s Restricted List, or the NCRAM Monitoring List which I have verified with the Compliance Department (long sales of existing positions may be permitted).

7.	I have complied with all provisions of the NHA Employee Investment Policy and the NCRAM Personal Securities Transactions Policies and Procedures.

APPROVAL: ROBERT LEVINE OR DAVID CRALL ONLY

EACH APPROVAL IS GOOD ONLY FOR THE DAY OF APPROVAL

Name:
Signature:	Date:

A copy of each approved form must be maintained on file in NCRAM.  The original form must be forwarded to:  NCRAM Chief Compliance Officer, COMPLIANCE DEPARTMENT, 18TH FLOOR

* Any trade may be in an amount not to exceed (but may be less than) the amount specified herein.  The approximate price specified herein is for information purposes only, and the actual trade or transaction may be consummated at a price different than such specified price.

3.                                      NCRAM Employee Subscriptions to Battery Park Opportunity Funds (added May 14, 2004)

For an individual NCRAM employee to qualify to invest in the Battery Park Opportunity Funds, the employee will need to qualify as either a “qualified purchaser” or a “knowledgeable employee” with respect to the funds.  See Exhibit II.D.-6. for subscription instructions, forms and checklist.

Qualified Purchaser.  An individual is a qualified purchaser if he/she owns not less than $5,000,000 in “investments”, as calculated under rules adopted by the SEC.

Knowledgeable Employee.  An individual is a knowledgeable employee if he/she

(1)          is an NCRAM portfolio manager or analyst who participates in the investment activities of either the High Yield Hedge Fund, or another of NCRAM’s fund clients, and has been performing this function for NCRAM or substantially similar activities for another company for at least 12 months, or

(2)          (a) is a member of the board of directors of NCRAM, (b) is a vice president in charge of a principal business unit, division or function (such as sales, administration or finance), (c) is an officer who performs a policy-making function, or (d) is any other person who performs a similar policy-making function for NCRAM.

Comment with respect to NCRAM junior analysts:  Although the SEC rule treats a junior analyst with 12 months of experience participating in the investment activities of NCRAM’s fund clients as a “knowledgeable employee” eligible to invest in the High Yield Hedge Fund, employees will be required to have worked for Nomura for two years before they can invest (subject to individual exceptions for senior level new hires, for recruitment purposes).  This means that an NCRAM junior analyst actually will be required to have at least two years of experience, which will help assure that they are capable of evaluating an investment in the High Yield Hedge Fund (see further discussion under “Restrictions Arising From Business-Driven Policies” below).

Restrictions Arising From Compliance-Driven Policies

1.               NCRAM employees will be required to represent and warrant as part of their subscription that the value of their total investment in the High Yield Hedge Fund is no more than either (a) 20% of their net worth (either individually or jointly with their spouse, including home equity), or (b) 30% of their individual net income for the prior year.

2.               The Legal and Compliance Departments will be given prior notice of proposed investments by NCRAM employees and will be required to consent to each investment.

Comment:  These restrictions are designed to both (1) limit the extent to which an NCRAM employee’s investment in the High Yield Hedge Fund may create a conflict of interest as the employee services NCRAM’s multiple clients and (2) limit the risk that an investment in the

High Yield Hedge Fund might be deemed not suitable for the employee.  The second limitation above is imposed so that if there are particular circumstances that would make it inadvisable for an employee to invest, the Legal and Compliance Departments will have an opportunity to consider these circumstances before the investment takes place.

Restrictions Arising From Business-Driven Policies

1.     NCRAM has set a minimum investment amount of $25,000 for NCRAM employees.

2.     Only NCRAM employees with at least two full years of employment at Nomura will be permitted to invest in the High Yield Hedge Fund, subject to individual exceptions for senior level new hires, for recruitment purposes.  In addition, as part of their subscription, NCRAM employees will be required to acknowledge that they understand that the High Yield Hedge Fund has discretion to compulsorily redeem their investment, including in the event that the employee leaves Nomura.

Comment:  The $25,000 minimum restriction addresses the fact that there are administrative costs and burdens that make the acceptance of a de minimus investment undesirable.  The second restriction primarily reflects the fact that the opportunity for an NCRAM employee to invest in the High Yield Hedge Fund is a form of perquisite, or employee incentive.  From this perspective, the two-year employment requirement emphasizes that this is a privilege granted to valued employees.  The requirement that the employee acknowledge the High Yield Hedge Fund’s ability to compulsorily redeem an investment in the event the employee leaves Nomura further emphasizes that the right to invest is a perquisite and can be withdrawn.  In addition, the two-year employment requirement provides an additional level of protection to Nomura by assuring that the investor is a person who has some “seasoning” at Nomura and therefore is less likely to later act in a manner that is adverse to Nomura’s and the High Yield Hedge Fund’s interests.  The foregoing points notwithstanding, it is believed to be desirable to permit exceptions to be made for senior level new hires, for recruitment purposes.  As discussed above, with respect to an NCRAM junior analyst, the two-year employment requirement, although not required by law, also helps to assure that the analyst is capable of evaluating an investment in the High Yield Hedge Fund.

Section II.E.

Gifts, Gratuities and Entertainment

1.                                      NHA Group Policy

PLEASE REFER TO CHAPTER VII. OF THE NOMURA HOLDING AMERICA INC. COMPLIANCE POLICY MANUAL FOR THE NHA POLICIES REGARDING GIFTS, GRATUITIES AND ENTERTAINMENT

2.                                      NCRAM Gift and Entertainment Guidelines

Acceptance of Gifts-You may not accept any gift from a business vendor or supplier, securities broker-dealer, client or issuer that is worth more than $100 in value.  If you believe that a gift exceeds $100.00 in value, it should be returned.  Gifts should not be sent to your home; if they are, you should discourage this for the future.  Gifts should not be excessive in frequency and are only appropriate under certain limited circumstances (e.g., holiday season).

Giving of Gifts-NHA Policy prohibits employees from providing a gift or gratuity in excess of one hundred dollars ($100.00) per individual per year to any employee of another broker-dealer, member organization, financial institution, or any financial information media where such payment is in relation to the business of the employer of the recipient. In addition, no employee may give any gift or gratuity in excess of fifty dollars ($50.00) to any employee of the New York Stock Exchange.  All gifts to or entertainment of public officials must be pre-approved using the pre-approval form.   No gift to a public official will be allowed in excess of $100.00.  A public pension fund employee is a public official.

Receipt of Meals by Employees- Business dinners should not exceed the normal and customary cost, considering the location and costs of dinners at comparable restaurants.  Nor should such dinners be excessive in number and should be for the purpose of furthering the business relationships of the Firm.  (Revised 5/13/02)

Receipt of Entertainment by Employees-Cost of tickets to entertainment events should be reasonable and generally not exceed the normal and customary cost for the event attended, nor should you be receiving preferential treatment in the nature of such events as compared with other clients of the same broker/dealer.  Prospective attendance at expensive events (e.g., U.S. Open, play-offs or championship games, etc.) should be discussed with and approved by your supervisor.  Attendance at entertainment events should not be excessive in number and should be for the purpose of furthering the business relationships of the Firm.  Broker/dealer sales coverage employee must be in attendance with you; if not, tickets provided to you for events are to be considered gifts subject to the $100 limitation gift limitation.  (Revised 5/13/02)

Outings.  Local golf, tennis, ski trips, etc., which do not require air travel or overnight lodging are permissible if not a regularly scheduled form of entertainment (e.g., weekly golf or tennis games).  Firm-sponsored outings which require air travel or overnight lodging should comply with the limitations specified above.  For outings sponsored by the Nomura Advisers involving air travel and/or overnight lodging, prior written approval of the head of the business unit is required.

Travel.  You may not accept from a business vendor or supplier, securities broker-dealer, client or issuer or offer air transportation via public airline tickets or private jet, nor may you accept hotel or other accommodations; except that transportation and accommodations provided by an issuer, which would be considered normal under the circumstances, in connection with an investment or proposed investment are permissible, but must be reported to your supervisor. You may not accept or offer limousine service, car service, or car rental, except between a business event (entertainment, dinner, conference, etc.) and your home, the office or other meeting place.  You may not accept or offer limousine service or car rental for extended use.

Seminars & Conferences.  You may attend broker-dealer or industry-sponsored seminars and conferences provided all travel, lodging, meals and entertainment guidelines are followed.  If you are a speaker at an industry conference, not hosted by a broker/dealer or company with which Nomura does business, and airfare, accommodations, meals or entertainment are provided to speakers, no approval is required.

2.                                      Gifts, Gratuities and Entertainment Log

The attached log can be used to keep track of gifts, gratuities and entertainment provided or received by employees.

NCRAM GIFT AND ENTERTAINMENT LOG

BROKER-
	EMPLOYEE	DEALER	GIFT OR EVENT (DESCRIBE	IF EVENT, WAS SPONSOR IN	VALUE OF GIFT OR
DATE	NAME(S)	SPONSOR	IN DETAIL)	ATTENDANCE?	ENTERTAINMENT

Exhibit II.B.-1.

Confidentiality: General Procedures

Added May 14, 2004

Confidentiality: General Procedures

•      Confidentiality

Except with the prior approval of the Legal Department, employees must not disclose confidential or proprietary information to persons outside of NHA.  Discussions between the public High Yield Corporate Bond Group and the Leveraged Loan Group within NCRAM must take place in accordance with the Information Barrier Policies and Procedures set forth in Section II.C.2.

•      Discussions

Employees should take all appropriate precautions when dealing with and discussing confidential or proprietary information and avoid discussing confidential or sensitive information relating to the affairs of the NHA, NCRAM or its clients, in the presence of persons who do not have a need to know the information.

•      Access

Employees should limit access to areas where confidential or proprietary information may be present or discussed including allowing only persons with a valid business reason in such an area or working in physically separate and secure areas.

•      Documents and Databases

Documents containing confidential or proprietary information should be handled with great care and stored only in secure locations with access limited to authorized persons.  Employees should take all appropriate precautions in any transmission (electronically or otherwise) of any confidential or proprietary information to authorized persons.

Exhibit II.  B.-2

NCRAM Rule 17j-1 Code of Ethics

NOMURA CORPORATE RESEARCH AND ASSET MANAGEMENT INC.
SEI INSTITUTIONAL MANAGED TRUST HIGH YIELD BOND FUND (THE “FUND”)
CODE OF ETHICS

1.               STATEMENT OF GENERAL FIDUCIARY PRINCIPLES

This Code of Ethics of Nomura Corporate Research and Asset Management Inc (“NCRAM”) is based on the principles that (i) Access Persons (as such term is hereinafter defined) owe a fiduciary duty to, among others, the shareholders of the Fund to conduct their personal transactions in Securities in a manner which neither interferes with Fund portfolio transactions nor otherwise takes unfair or inappropriate advantage of an Access Person’s relationship to the Fund; (ii) in complying with the fiduciary duty, Access Persons owe shareholders the highest duty of trust and fair dealing; and (iii) Access Persons must, in all instances, place the interests of the shareholders of the Fund ahead of the Access Person’s own personal interest or the interests of others.  For example, in order to avoid the appearance of conflict from a personal transaction in a Security, the failure to recommend that Security to, or the failure to purchase that Security for, the Fund, may be considered a violation of this Code.

Access Persons must adhere to these general fiduciary principles, as well as comply with the specific provisions of this Code.  Technical compliance with the terms of this Code will not automatically insulate an Access Person from scrutiny in instances where the personal transactions in a Security undertaken by such Access Person show a pattern of abuse of such Access Person’s fiduciary duty to the Fund and its shareholders or a failure to adhere to these general fiduciary principles.

2.               DEFINITIONS

(a)          “Fund” means each investment company registered under the 1940 Act, and any series or portfolios of such Fund, for which NCRAM acts as investment advisor or sub-investment advisor.

(b)         “Access Person” means any director, officer, or Advisory Person of NCRAM, and all relatives living within the same household as such Access Person.

(c)          The “1940 Act” means the Investment Company Act of 1940, as amended.

(d)         “Advisory Person” means (i) any employee of either NCRAM or of any company in a control relationship to NCRAM who, in connection with the employee’s regular functions or duties, makes, participates in, or normally obtains information regarding the current purchases or sales of a Security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to NCRAM who normally obtains information concerning current recommendations made to the Fund with regard to the purchases or sales of a Security.

(e)          A Security is “being considered for purchase or sale” when a recommendation to purchase or sell a Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

(f)            “Beneficial ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all Securities which an Access Person has or acquires.  As a general matter, “beneficial ownership’ will be attributed to an Access Person in all instances where the Access Person (i) possesses the ability to purchase or sell the Securities (or the ability to direct the disposition of the Securities); (ii) possesses voting power (including the power to vote or to direct the voting) over such Securities; or (iii) receives any benefits substantially equivalent to those of ownership.

(g)         “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.  Section 2(a)(9) provides that “control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.  Ownership of 25% or more of a company ‘s outstanding voting security is presumed to give the holder thereof control over the company.  Such presumption may be countered by the facts and circumstances of a given situation.

(h)         “Investment Personnel” include: Access Persons with direct responsibility and authority to make investment decisions affecting the Fund (such as portfolio managers); Access Persons who provide information and advice to such portfolio managers (such as securities analysts); and Access Persons who assist in executing investment decisions for the Fund (such as traders).  As the context requires, “Investment personnel” may refer to one or more Access Persons.

(i)             “Purchase or sale of a Security” includes, inter alia, the writing of an option to purchase or sell a Security.

(j)             “Security” shall have the meaning set forth in Section 2(a)(36) of the 1940 Act, and shall include: equity and debt securities; options on and warrants to purchase equity or debt securities; shares of closed-end investments companies; and Related Securities.  “Related Securities” are instruments and securities that are related to, but not the same as, a Security.  For example, a Related Security may be convertible into a Security, or give its holder the right to purchase the Security.  For purposes of reporting, “Security” shall include futures contracts.  “Security” shall not include: securities issued by the Government of the United States (including short-term debt securities which are U.S.  government securities pursuant to Section 2(a)(16) of the 1940 Act); bankers’ acceptances; bank certificates of deposit, commercial paper; shares of registered open-end investment companies; Securities which are not eligible for purchase or sale by the Fund and such other instruments as may be determined by the Fund’s Board of Directors, from time to time.

(k)          “Public Company” means any entity subject to the reporting requirements of the Securities Exchange Act of 1934.

3.               EXEMPTED TRANSACTIONS

The prohibitions of Section 4 of this Code shall not apply to:

(a)          Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

(b)         Purchase or sales which are non-volitional on the part of either the Access Person or the Fund, subject to the provisions of Section 4(h) of this Code.

(c)          Purchases which are either: made solely with the dividend proceeds received in a dividend reinvestment plan; or part of an automatic payroll deduction plan, whereby an employee purchases securities issued by an employer.

(d)         Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and any sales of such rights so acquired.

4.               PROHIBITED TRANSACTIONS AND ACTIVITIES

(a)          No Access Person shall purchase or sell, directly or indirectly, any Security in which he or she has, or by reason of such transaction acquires, a direct or indirect beneficial ownership interest and which he or she knows, or should have known, at the time of such purchase or sale:

(i)            is being considered for purchase or sale by the Fund; or

(ii)           is being purchased or sold by the Fund.

(b)         Inducing or causing the Fund to take action, or to fail to take action, for the purpose of achieving a personal benefit, rather than to benefit the Fund, is a violation of this Code.  Examples of this would include causing the Fund to purchase a Security owned by the Access Person for the purpose of supporting or driving up the price of the Security, and causing the Fund to refrain from selling a Security in an attempt to protect the value of the Access Person’s investment, such as an outstanding option.

(c)          Using knowledge of the Fund’s portfolio transactions to profit by the market effect of such transactions is a violation of this Code.  One test which will be applied in determining whether this prohibition has been violated will be to review the Securities transactions of Access Persons for patterns.  However, it is important to note that a violation could result from a single transaction if the circumstances warranted a finding that the provisions of Section 1 of this Code have been violated.

(d)         All Access Persons are prohibited from acquiring any Security distributed in an initial public offering, until trading of this Security commences in the secondary market.

(e)          All Access Persons are prohibited from acquiring Securities for their personal accounts in a private placement without the express prior written approval of the President of NCRAM (or his designee).  The President of NCRAM (or his designee) shall file with the Chief Compliance Officer for NCRAM a copy of any such written approval, accompanied by a memorandum detailing the reasons supporting the approval.  In instances where an Access Person, after receiving prior approval, acquires a Security in a private placement, the Access Person has an affirmative obligation to disclose this investment to the President of NCRAM (or his designee) if the Access Person participates in any subsequent consideration of any potential investment, by the Fund, in the issuer of those Securities.  The Fund’s decision to purchase Securities of such an issuer (following a purchase by an Access Person in an approved personal transaction) will be subject to an independent review by the President of NCRAM, or his designee, so long as the person conducting such review has no personal interest in the issuer.

(f)            All Access Persons are prohibited from executing a personal transaction in all Securities (including transactions in pension or profit-sharing plans in which the Access Person has a beneficial interest), without express prior approval of the President of NCRAM (or his designee).  Notwithstanding the receipt of express prior approval, any purchases or sales by Access Persons undertaken in reliance on this provision remain subject to the prohibitions enumerated in Section 4(g) and (h) of this Code.

(g)         All Access Persons are prohibited from executing a personal transaction in any Security on a day during which the Fund has a pending “buy” or “sell” order for the Security, until the Fund’s order is either executed or withdrawn.  All Access Persons are prohibited from purchasing or selling any Security with seven (7) calendar days before and after the Fund purchases or sells the same Security.  Transactions undertaken in violation of this prohibition will either be required to be unwound, or any profits realized by an Access Person on any personal transactions in Securities within the proscribed periods (either undertaken while the Fund has an open order, or within the 7-day blackout period) will be required to be disgorged (to an entity designated by the President of NCRAM [or his designee]), and the Access Person will be subject to disciplinary action, as determined by the Compliance Director for NCRAM or the Board of Directors of NCRAM.

(h)         All Access Persons are prohibited from profiting in the purchase and sale, or sale and purchase, of the same (or equivalent) Securities within 30 calendar days, if such Security was also in the Fund’s portfolio at the time of the Access Person’s purchase or sale.  Transactions undertaken in violation of this prohibition will either be required to be unwound, or any profits realized on short-term trades will be required to be disgorged.  For purposes of this prohibition, each personal transaction in the Security will begin a new 30- calendar day period.  As an illustration, if an Access Person purchases 1000 shares of Omega Corporation on June 1st, 500 shares on July 1st, and 250 shares on August 1st, the profit from the sale of the 1000 shares purchased on June lst is prohibited for any transactions prior to September 1st (i.e., 30 calendar days following August 1st).  In circumstances where a personal transaction in Securities within the proscribed period is involuntary (for example, due to unforeseen corporate activity, such as a merger), the Access Person must notify the Compliance Director for NCRAM.

In circumstances where an Access Person can document personal exigencies, the President of NCRAM (or his designee) may grant an exemption from the prohibition of profiting in the purchase and sale, or sale and purchase, of the same (or equivalent) Securities within 30 calendar days.  Such an exemption is wholly within the discretion of the President of NCRAM (or his designee), and any request for such an exemption will be evaluated on the basis of the facts of the particular situation.

(i)             All Access Persons are prohibited from receiving any gift, favor, preferential treatment, valuable consideration, or other thing of more than a de minimus value in any year from any person or entity from, to or through whom the Fund purchases or sells Securities, or an issuer of Securities.  For purposes of this Code, “de minimus value” is equal to $100 or less.

(j)             All Access Persons are prohibited from serving on the boards of directors of any Public Company, absent express prior authorization from the President of NCRAM (or his designee).  Authorization to serve on the board of a Public Company may be granted in instances where the President of NCRAM (or his designee) determines that such board service would be consistent with the interests of the Fund and its shareholders.  If prior approval to serve as a director of a Public Company is granted, an Access Person has an affirmative duty to recuse himself from participating in any deliberations by the Fund regarding possible investments in the securities issued by the Public Company on whose board the Access Person sits.

(k)          Subparagraphs (d) through (i) of this Section 4 shall not apply to directors of NCRAM who are not Investment Personnel.

5.               REPORTING

(a)          Every Access Person shall report to NCRAM the information described in Section 5(b) of this Code with respect to transactions (other than those personal transactions in Securities exempted under Section 3 of this Code) in any Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership.

(b)         Every report shall be made not later than 10 calendar days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

(i)                                     the date of the transaction, the title and the number of shares, and the principal amount of each Security involved:

(ii)                                  the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii)                               the price at which the transaction was effected;

(iv)                              the name of the broker, dealer or bank through whom the transaction was affected; and

(c)          Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the Security to which the report relates.

(d)         Every Access Person is required to direct his or her broker to forward to the President of NCRAM (or his designee), on a timely basis, duplicate copies of both confirmations of all personal transactions in Securities effected for any account in which such Access Person has any direct or indirect beneficial ownership interest and periodic statements relating to any such account.

(e)          Any Access Person who receives any gift, favor, preferential treatment, valuable, consideration or other thing of value of more than de minimis value in any year from any person or entity that does business either with or on behalf of the Fund (including an issuer of Securities or any entity or person through whom the Fund purchases or sells Securities) is required to report the receipt of such gift to Compliance Director for NCRAM.  This reporting requirement shall not apply to:

(i)                                     salaries, wages, fees or other compensation paid, or expenses paid or reimbursed, in the usual scope of an Access Person’s employment responsibilities for the Access Person’s employer;

(ii)                                  the acceptance of meals, refreshments or entertainments of reasonable value in the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions;

(iii)                               the acceptance of advertising or promotional material of nominal value, such as pens, pencils, note pads, key chains, calendars and similar items;

(iv)                              the acceptance of gifts, meals, refreshments, or entertainments of reasonable value that are related to commonly recognized events or occasions, such as a promotion, new job, Christmas, or other recognized holiday; or

(v)                                 the acceptance of awards, from an employer to an employee, for recognition of service and accomplishment; or

(vi)                              directors of NCRAM who are not Investment Personnel.

(f)            Every Access Person shall report annually to NCRAM the following information with respect to all Securities held by such Access Person, which information must be current as of a date no more than 30 days before the report was submitted:

(a)                                  the title, number of shares and principal amount of each Security in which the Access Person had any direct or indirect beneficial ownership;

(ii)                                  the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person; and

(iii)                               the date that the report is submitted by the Access Person.

In addition, all Access Persons are required, on an annual basis, to certify that they have received, read, and understand the provisions of this Code, and they recognize that they are subject to its provisions.  Such certification shall also include a statement that the Access Person has complied with the requirements of this Code and that the Access Person has disclosed or reported all holdings of or personal transactions in Securities that are required to be disclosed or reported pursuant to the requirements of this Code.

(g)         Every Access Person, not later than 10 days after becoming an Access Person, is required to report the following information:

(i)                                     the title, number of shares and principal amount of each Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

(i)                                     the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

(ii)                                  the date that the report is submitted by the Access Person.

6.               SANCTIONS

Upon discovering a violation of this Code, the Board of Directors of NCRAM may take such actions or impose such sanctions, if any, as it deems appropriate, including, inter alia, a letter of censure or suspension, a fine, or a recommendation of the termination of the employment of the violator.  (In instances where the violation is committed by a member of the Access Person’s household, any sanction would be imposed on the Access Person.)  The filing of any false, incomplete or untimely reports, as required by Section 5 of this Code, may (depending on the circumstances) be considered a violation of this Code.

Exhibit II.D-6

Battery Park Opportunity Funds

NCRAM Employee Subscription Instructions, Forms and Checklist

BATTERY PARK HIGH YIELD OPPORTUNITY FUND, L.P.
INSTRUCTIONS TO NCRAM EMPLOYEES
FOR COMPLETING SUBSCRIPTION DOCUMENTATION

An NCRAM employee desiring to become a limited partner of Battery Park High Yield Opportunity Fund, L.P.  (the “Partnership”) should complete the Subscription Agreement and other documentation as instructed in the “Instructions to Subscription Agreement”, just the same as any subscriber would.  If you cannot make the representations called for under “Representations for Individuals” on the first page of the Subscription Agreement (i.e., you don’t own at least $5,000,000 of Investments, as defined), then, in addition to completing the Subscription Agreement, you should also fill out and sign two copies of the attached “NCRAM Employee Supplemental Representations” form.

In addition, you will wish to sign two copies of the Side Letter with the Partnership, which relates to the waiver of the incentive fee for NCRAM employees.

NCRAM EMPLOYEE SUPPLEMENTAL REPRESENTATIONS

FOR SUBSCRIPTION AGREEMENT AS A LIMITED PARTNER IN

BATTERY PARK HIGH YIELD OPPORTUNITY FUND, L.P.

Supplementing the terms of the Subscription Agreement (the “Subscription Agreement”) as a Limited Partner in Battery Park High Yield Opportunity Fund, L.P.  (the “Partnership”), the undersigned,                                                            (“New Limited Partner”), hereby makes the representations indicated below (place a check or x next to each statement that is correct):

Accredited Investor Status

__  My individual net worth, or joint net worth with my spouse, at the time of purchase of shares of the Partnership, exceeds $1,000,000.

__  I had an individual income in excess of $200,000 in each of the two most recent years or joint income with my spouse in excess of $300,000 in the two most recent years and have a reasonable expectation of reaching the same income level in the current year.

__  I am a director or executive officer of Battery Park GP, LLC (the general partner of the Limited Partnership).

__  I am not able to make any of the foregoing three representations, and accordingly, I understand that I am not an accredited investor.  As such, I acknowledge that I have been furnished with the following information a reasonable time prior to my completion of the Subscription Agreement: (i) the audited financial statements of the Partnership as of December 31, 2002, (ii) a legal opinion of Seward & Kissel, counsel to the Partnership, as to the legality of the Partnership interests, (iii) a brief written description of any material written information concerning the offering of the Partnership interests that has been provided by the Partnership to any accredited investor but not previously delivered to me.  I also acknowledge that the Partnership has made available to me a reasonable time prior to my completion of the Subscription Agreement the opportunity to ask questions and receive answers concerning the terms and conditions of the offering and to obtain any additional information which the Partnership possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of the information contained in the Confidential Private Offering Memorandum and in the items listed in the preceding sentence.  Finally, I acknowledge my understanding that in the event that the Partnership determines that the Battery Park High Yield Opportunity Master Fund, Ltd.  (the “Master Fund”) is at risk of no longer qualifying as a “qualified institutional buyer” because its investments may fall below $100 million, then the Partnership may decide to compel me to withdraw my capital and retire from the Partnership in order to help assure that the Master Fund continues to be able to purchase Regulation S securities.

Knowledgeable Employee Status

__       I am an NCRAM portfolio manager or analyst, and I actively participate in the investment activities (and do not merely investigate the potential investments) of either the Battery Park High Yield Opportunity Fund, or another of NCRAM’s fund clients, which may include the CBOs and the CLOs, and have been performing this function for NCRAM or substantially similar activities for another company for at least 12 months.

__       I am (a) a member of the board of directors of NCRAM, (b) a vice president of NCRAM in charge of a principal business unit, division or function (such as sales, administration or finance) of NCRAM, (c) an officer of NCRAM who performs a policy-making function for NCRAM, or (d) a person who performs a similar policy-making function for NCRAM.

The New Limited Partner further represents, warrants, acknowledges and agrees that:

__       I have been employed by Nomura for at least two full years.

__  The value of my total investment in the Partnership (together with the value of any investment that I may have in Battery Park High Yield Opportunity (Offshore) Fund, Ltd.) either (a) does not exceed 20% of my individual net worth, or joint net worth with my spouse, or (b) does not exceed 30% of my individual income in the most recent year.

__       I understand that the Partnership is authorized to compel me to withdraw my capital and retire from the Partnership, including in the event that I cease to be employed by Nomura Corporate Research and Asset Management Inc.

IN WITNESS WHEREOF, the undersigned has executed this document as of the date of execution of my Subscription Agreement.

New Limited Partner

Subscriber Document Checklist for NCRAM or Nomura Employee Subscribing to Hedge Fund Delaware Feeder

Documents to be sent out

Current offering memo and any supplements
1 copy of instructions to NCRAM or Nomura
employees with two sets of supplemental
representations attached
2 copies of subscription agreement
2 signature pages for LP Agreement
1 complete copy of LP Agreement
2 copies of side letter
Privacy notice

Items to be received

2 original execution copies of subscription
agreement
2 original execution copies of supplemental
representations (for most employees)
2 original execution copies of signature pages
for LP Agreement
2 original execution copies of side letter
Wire transfer or cashier’s check of subscription
amount

Added May 14, 2004